SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): September 7, 1999

                           FLEET FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)


          Rhode Island                1-6366             05-0341324
       ------------------------------------------------------------------
       (State or other           (Commission File      (IRS Employer
       jurisdiction of                Number)          Identification
       incorporation)                                     Number)


              One Federal Street, Boston, Massachusetts   02110
             ------------------------------------------------------
               (Address of principal executive offices) (zip code)

                                 (617) 346-4000
                                 --------------
              (Registrant's telephone number, including area code)

Item 5. Other Events.

     On March 14, 1999, Fleet Financial Group, Inc. ("Fleet") and BankBoston Corporation ("BankBoston") entered into an Agreement and Plan of Merger providing for the Merger of BankBoston with and into Fleet. In connection with obtaining required regulatory approvals from the Board of Governors of the Federal Reserve and the United States Department of Justice, Fleet and certain Fleet and BankBoston banking subsidiaries have entered into an agreement to sell 278 branch offices, 160 offsite ATMs and 389 onsite ATMs, associated small business and middle market lending relationships and portions of support operations to Sovereign Bancorp ("Sovereign"). It is anticipated that the divestiture will be consummated in the first half of the year 2000.

     The approximately $1.4 billion pre-tax transaction which equates to a 12% premium, includes approximately $12 billion in deposits and approximately $8 billion in loans. It includes about 176 branch offices and 116 remote ATMs in Massachusetts, 13 branches and 9 remote ATMs in New Hampshire, 50 branch offices and 17 remote ATMs in Rhode Island, and 39 branches and 18 remote ATMs in Connecticut. Also included in the acquisition are associated regional middle-market and small business loans, as well as portions of: BankBoston's branch support units in Dorchester, MA; the BankBoston Consumer Lending Center in Providence, RI; and the BankBoston Telebanking Center in East Providence, RI.

     The final aggregate purchase price will be calculated at closing and will be based upon the level of deposits at closing.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                   FLEET FINANCIAL GROUP, INC.



                                   By: /s/ William C. Mutterperl
                                      ------------------------------------------
                                       Name:     William C. Mutterperl
                                       Title:    Secretary and General Counsel


Date:  September 7, 1999